Exhibit 99.1

Company Contact: Joseph Dwyer AXS-One Inc. jdwyer@axsone.com (201) 935-3400	R Contact: Matthew Hayden Hayden Communications matt@haydenir.com (858) 704-5065

AXS-One Reports Financial Results
for 2005 Fourth Quarter and Year End

For Immediate Release

RUTHERFORD, N.J., February 9, 2006 / PRNewswire-FirstCall / — AXS-One Inc. (AMEX: AXO ), a leading provider of high performance Records Compliance Management (RCM) software solutions today announced its financial results for the fourth quarter and fiscal year ended December 31, 2005.

Total license revenues for the fourth quarter decreased 27 percent to $1.5 million from $2.0 million in the fourth quarter of 2004, and 41 percent sequentially when compared with the $2.5 million for the third quarter of 2005. Records Compliance Management (RCM) license revenues recognized in the quarter were $1.3 million, an increase of 58 percent compared to the fourth quarter of 2004. Total operating expenses for the quarter were $9.4 million, a decrease of 15 percent compared to the fourth quarter of 2004. The Company reported a net loss of $1.6 million for the fourth quarter, or $(0.05) per diluted share compared to a net loss of $1.7 million in the fourth quarter of last year, or $(0.06) per diluted share. In December 2005 the Company received an RCM order from a major US health care provider for approximately $750,000. The order was not recognized as license revenue during the fourth quarter but payment was received during the first week of January 2006. This sale will be recorded as deferred revenue until all contract terms have been satisfied.

Revenues for fiscal 2005 were $32.8 million, a decrease of 15 percent from the $38.4 million reported in the prior year. License revenues for the year decreased 18 percent to $5.5 million from $6.8 million in 2004. RCM license revenue represented 74 percent of total license revenue in 2005, compared to 64 percent in 2004. RCM service revenues increased 25 percent for the same period. Operating expenses decreased 6 percent to $41.4 million compared to $44.0 million reported for fiscal 2004. The company reported a net loss of $9.0 million or ($0.28) per diluted share, compared to a net loss of $5.2 million, or $(0.19) per diluted share in 2004.

The Company had $3.6 million in cash and equivalents at December 31, 2005 compared to the $4.8 million reported at December 31, 2004. Currently the Company has approximately $8.7 million in cash, which increased from year-end due to the prepayment of maintenance fees, specifically by one large customer, and the payment associated with the aforementioned license deal. The prepayment of maintenance fees by the one large customer will be recorded over a three year time period starting in the first quarter of 2006. As of the end of the fourth quarter the Company had $4.0 million available under its existing bank line of credit.

Highlights from the Fourth Quarter include:

•	Five new customer wins for the AXS-One Compliance Platform™ on three continents, four closed with partners representing key wins against competitors. Key wins include contracts with a major government agency in South Africa, a large international supermarket chain in Hong Kong, an international consumer goods manufacturing company, a major international wine producer and one of Australia’s largest electric utilities.

•	First major wins in South Africa and Hong Kong for the RCM platform.

•	Virgin Travel becomes AXS-One’s 50th contracted customer for AXS-One’s e-Delivery Service for Tour Operators.

•	General Availability of AXS-Link for Desktop, a major enhancement to the AXS-One Compliance Platform delivering a comprehensive desktop archiving solution.

•	Continued expansion of the company’s reseller channel, with new partnerships announced throughout Asia, including China, Hong Kong, India, Malaysia, the Philippines and Thailand.

Highlights from the 2005 Year include:

•	Technology Development and License Agreement signed with Sun Microsystems. AXS-One joins Sun to deliver an integrated solution for compliance, governance and operational management and announces first sales worldwide.

•	Secured more than 30 Resellers in twelve countries, forming a meaningful foundation for 2006 business.

•	Channel shows early signs of success with joint wins announced worldwide.

•	Major new release of AXS-One Compliance Platform announced. Version 3.5 introduces patent-pending search technology, setting new standard for performance in the archiving market.

The Company announced the appointment of Rob Milks as Senior Vice President Sales, AXS-One North America. Mr. Milks replaced Matt Suffoletto who has left the company to pursue other interests. Mr. Milks has over twenty years of software sales experience including executive positions at Selectica Inc. and Blue Roads Corporation. Commenting on the change, Bill Lyons, chairman and CEO of AXS-One stated, ‘‘Under Rob’s lead the North American sales team is well positioned and I am confident in their ability to capture new sales within the growing RCM marketplace.’’

Commenting on the Company’s financial results, Bill Lyons continued ‘‘During 2005 we made further progress in growing our RCM business by continuing to convey the tangible benefit of deploying AXS-One solutions to potential customers. Increasing consumer interest translated into important wins for our RCM solutions during the third and fourth quarters. To further drive license sales we are expanding our channel strategy and now have more than 30 resellers in place and are experiencing early indications that our new partners are beginning to meaningfully contribute to our revenues. In particular, our relationship with Sun continues to strengthen, with our first joint sales closed as a result of this partnership in Europe, Australia and North America during 2005. While last year has been challenging in terms of our ability to provide consistent and predictable growth, we enter 2006 with a stable balance sheet, robust pipeline, expanding services backlog and a significantly stronger reseller channel. We continue to have confidence in our ability to further leverage the initial product momentum gained during 2005 by transitioning our initial successes into tangible operational improvements throughout 2006.’’

Conference call information

Management will conduct a conference call to discuss these results at 5:00 p.m. Eastern time on February 9, 2006. Interested parties can participate in the call by dialing 706-645-0399 or can access the web cast at www.axsone.com. The web cast will be archived for 30 days following the call. Interested parties may submit questions during the conference call by e-mail to IR@axsone.com. Interested parties may listen to the call via a live web cast that will be available via the company website www.axsone.com. Interested parties should access the web cast approximately 10-15 minutes before the scheduled start time.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1979, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com.

AXS-One, the AXS-One logo, ‘‘Access Tomorrow Today,’’ AXSPoint, and TransAXS are registered trademarks of, and AXS-One Compliance Platform, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, ‘‘The Records Compliance Management Company’’, e-Cellerator, AXS Desk, ‘‘AXS-One Collaboration FrameWorks,’’ SMART, AXS-Link and Tivity are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO's most current Form 10-K and other Securities and Exchange Commission filings.

–Tables Follow–

AXS-ONE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2005	2004
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,613	$4,809
Accounts receivable, net of allowance for doubtful accounts	5,153	6,084
Due from joint venture	—	68
Prepaid expenses and other current assets	775	1,283
Total current assets	9,541	12,244
Equipment and leasehold improvements, net of accumulated depreciation	395	509
Capitalized software development costs, net of accumulated amortization	1,038	1,886
Other assets	92	142
Total assets	$11,066	$14,781
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$4,843	$5,687
Due to joint venture	52	29
Deferred revenue	8,224	9,786
Total current liabilities	13,119	15,502
Long-term deferred revenue	63	303
Stockholders' deficit	(2,116)	(1,024)
Total liabilities and stockholders' deficit	$11,066	$14,781

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements. Such statements are only predictions, and actual events or results may differ materially. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:	(Unaudited)		(Unaudited)
License fees	$1,478	$2,011	$5,546	$6,781
Services	6,397	6,825	27,154	31,446
Other-related parties	39	28	108	209
Total revenues	7,914	8,864	32,808	38,436

Operating expenses:
Cost of license fees	410	444	1,585	1,923
Cost of services	3,551	4,160	16,223	17,086
Sales and marketing	2,414	2,869	9,743	9,565
Research and development	1,855	1,982	7,828	7,999
General and administrative	1,181	1,600	5,129	6,411
Restructuring and other costs	—	—	863	1,020
Total operating expenses	9,411	11,055	41,371	44,004
Operating loss	(1,497)	(2,191)	(8,563)	(5,568)
Other income (expense):
Interest income	51	39	156	144
Interest expense	(38)	-	(44)	(14)
Equity in losses of joint venture	(45)	(40)	(89)	(162)
Other income (expense), net	(118)	239	(483)	171
Other income (expense), net	(150)	238	(460)	139
Loss before income taxes	(1,647)	(1,953)	(9,023)	(5,429)
Income tax benefit	—	227	25	217
Net loss	$(1,647)	$(1,726)	$(8,998)	$(5,212)

Basic and diluted net loss per common share	$(0.05)	$(0.06)	$(0.28)	$(0.19)
Weighted average basic and diluted common shares outstanding	34,205	28,293	31,629	27,395

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements. Such statements are only predictions, and actual events or results may differ materially. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.